TALK AMERICA ANNOUNCES THIRD QUARTER RESULTS
Total Revenue Growth of 26.3% over Q3 2002
Bundled Lines of 495,000, an Increase of 79.4% over Q3 2002
Net Income of $51.6 Million or $1.74 Per Fully-Diluted Share,
Including Deferred Tax Benefit

RESTON, VA – October 28, 2003- Talk America (NASDAQ: TALK), a provider of bundled local and long distance phone service, today announced financial results for the third quarter ended September 30, 2003.

Commenting on the quarter, Gabe Battista, Chairman and Chief Executive Officer of Talk America stated, "We are pleased with the continued profitability and cash flow of our business driven by the top-line growth in our core bundled local and long distance service."

Key highlights for the third quarter:

   •    Total revenue of $99.9 million, an increase of 26.3% over Q3 2002
   •    Bundled revenue of $72.4 million, an increase of 62.6% over Q3 2002
   •    Bundled lines of 495,000, an increase of 79.4% over Q3 2002
   •    Pre-tax income of $16.1 million, an increase of 20.4% over Q3 2002
   •    Net income of $51.6 million or $1.74 per fully-diluted share, including deferred tax benefit of $42.7 million
   •    Repurchased $6.0 million of long-term debt in Q3 and an additional $14.0 million in October 2003
   •    Total debt reduced to below $46 million

Mr. Battista continued, "Our top line growth during the third quarter was driven by the strength in our bundled business with 52,000 net bundled lines added during the third quarter up from 41,000 in the previous quarter. During the third quarter, we successfully launched our bundled service in Illinois and Wisconsin and re-entered Georgia with significantly improved pricing. During the month of September, Illinois, Wisconsin and Georgia accounted for approximately 40% of total lines sold. In addition, we’ve had continued success marketing into Michigan."

With respect to the Company’s reduction in long-term debt, Mr. Battista commented, "We continue to use our operating cash flow to repurchase long-term debt. Our current total debt balance has been reduced to below $46 million, down from $65.6 million at the end of the second quarter, reflecting the October 2003 purchase of an additional $1.5 million of 12% Senior Subordinated Notes and the retirement of the remaining $12.5 million of 8% Secured Convertible Notes due 2006 held by AOL."

Commenting on the regulatory environment, Mr. Battista added, "We continue to monitor the RBOC’s legal challenges to the FCC’s Triennial Review Order that directed the state public utility commissions to review the status of competition within their jurisdictions. We were and will remain active in the process and are optimistic that the ability to provide a competitive offering to consumers will be preserved."

Third Quarter 2003 Compared to Third Quarter 2002
Total sales for the third quarter 2003 were $99.9 million, compared with $79.1 million for the third quarter 2002. Bundled revenues for the third quarter 2003 were $72.4 million as compared to $44.5 million for the third quarter 2002. Long distance revenues for the third quarter 2003 were $27.5 million as compared to $34.6 million for the third quarter 2002. The Company no longer actively markets its long distance only product. During the third quarter 2003, the Company completed a review of its accounts receivable and, in connection with the review, recorded non-cash revenue related to prior periods of $2.8 million and $0.5 million for long distance and the bundled products, respectively. Long distance revenues for the third quarter 2002 included amortization of deferred revenue of $1.9 million relating to a telecommunications services agreement that terminated in October 2002.

Net income for the third quarter 2003 was $51.6 million, or $1.74 per fully diluted share, compared with net income of $13.4 million, or $0.42 per fully diluted share, for the third quarter 2002. The Company recorded a non-cash deferred income tax benefit in the third quarter 2003 of $42.7 million in connection with the reversal of its deferred tax valuation allowance. The Company recorded the gain because of its outlook for continued profitability and its ability to utilize the deferred tax assets. As of December 31, 2002, the Company had approximately $200 million of NOLs available to offset future taxable income. The third quarter 2003 income tax benefit included $0.6 million of income tax expense related to the first and second quarters of 2003. Alternative minimum taxes and state income taxes of $0.8 million will be paid for income earned in the third quarter 2003. During the third quarter 2002 the Company did not include a provision for income taxes as the Company had a full valuation reserve for its deferred tax assets. General and administrative expense for the third quarter 2002 benefited from the favorable settlement of litigation relating to an obligation with a third party of $1.7 million which was offset by an increase in legal reserves of $0.5 million. Bad debt expense for the third quarter 2002 included the benefit related to $0.7 million in reduced bad debt expense due to better than expected collections experience in prior periods. The Company benefited from the favorable resolution of disputes with vendors in the normal course of business during the third quarter 2003 and the third quarter 2002 of $1.5 million and $2.7 million, respectively. It is the Company’s policy to record credits from certain disputes when received.

The Company’s cash balance at the end of the third quarter increased to $35.1 million from $25.9 million at the end of the second quarter 2003. Capital expenditures for the third quarter 2003 were $4.9 million and capitalized software development costs were $0.7 million.

Year-to-Date 2003 Compared to Year-to-Date 2002
Total sales for the year-to-date 2003 were $281.5 million, compared with $236.3 million for the year-to-date 2002. Bundled revenues for the year-to-date 2003 were $200.2 million as compared to $119.4 million for the year-to-date 2002. Long distance revenues for the year-to-date 2003 were $81.3 million as compared to $116.9 million for the year-to-date 2002. The Company no longer actively markets its long distance only product. During the second quarter 2003, the Company began collecting from Ameritech intrastate access fees and reciprocal compensation. Bundled revenues for the year-to-date 2003 include $0.5 million of access revenues related to prior periods. During the third quarter 2003, the Company completed a review of its accounts receivable and, in connection with the review, recorded non-cash revenue related to prior periods of $3.1 million and $0.6 million for long distance and the bundle, respectively. Long distance revenues for the year-to-date 2002 included amortization of deferred revenue of $5.6 million relating to a telecommunications services agreement that terminated in October 2002.

Net income for the year-to-date 2003 was $71.4 million, or $2.45 per fully diluted share, compared with net income of $30.9 million, or $1.00 per fully diluted share, for the year-to-date 2002. Other income for the year-to-date 2003 includes $2.5 million due to the repurchase of a portion of the Company’s 12% Senior

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Subordinated Notes at a discount to par. The Company recorded a non-cash deferred income tax benefit in the third quarter 2003 of $42.7 million in connection with the reversal of its deferred tax valuation allowance. Alternative minimum taxes and state income taxes of $1.7 million were paid for income earned in the year-to-date 2003. During the year-to-date 2002 the Company did not include a provision for income taxes as the Company had a full valuation reserve for its deferred tax assets. General and administrative expense for the year-to-date 2002 benefited from the favorable settlement of litigation relating to an obligation with a third party of $1.7 million which was offset by an increase in legal reserves of $0.5 million. Bad debt expense for the year-to-date 2002 included the benefit related to $2.2 million in reduced bad debt expense due to better than expected collections experience in prior periods. The Company benefited from the favorable resolution of disputes with vendors in the normal course of business during the year-to-date 2003 and the year-to-date 2002. It is the Company’s policy to record credits from certain disputes when received.

Financial Guidance
The Company's operational and financial targets for the fourth quarter 2003 and the year ended 2003 and 2004 are as follows:

2003

Metrics	Q4 2003	Previous	Revised	2004

Billed Bundled Lines	555k-565k	555k-565k	555k-565k	775k-800k
Bundled Revenue	$78-$83 mm	$275-$285 mm	$278 -$283 mm	$395-$410 mm
Long Distance Revenue	$18-$21 mm	$98-$101 mm	$99-$102 mm	$50-$60 mm
Total Revenues	$96-$104 mm	$373-$386 mm	$377 -$385 mm	$445 -$470 mm
Net Income	$5-$7 mm	$30-$34 mm *	$34-$36 mm *	$34 -$36 mm

*  Net income guidance for 2003 excludes the deferred tax benefit realized in the third quarter 2003.

Talk America management will host a conference call to discuss the third quarter 2003 operating results at 5:00 p.m. ET on Tuesday, October 28, 2003. The call can be accessed by dialing the following: US 800-582-6982, International 212-748-2730. A replay of the call will be available through 7:00 p.m. ET on November 4, 2003 by dialing the following: US 800-633-8284, International 402-977-9140. The reservation number for the replay is 21162363. Individual investors are invited to listen to the conference call over the Internet live at www.talk.com and www.streetevents.com. To listen to the live call, please go to the Web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.

About Talk America
Talk America offers a bundle of local and long distance phone services to residential and small business customers. The Company delivers value in the form of savings, simplicity and quality service to its customers. The Company operates its own nationwide long distance network and delivers local services through wholesale operating agreements with the Bell Operating Companies. For further information, visit the Company online at: www.talk.com .

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Please Note: Certain of the statements contained herein may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are identified by the use of forward-looking words or phrases, including, but not limited to, "estimates," "expects," "expected," "anticipates," "anticipated," and "targets". These forward-looking statements are based on the Company's current expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. Forward-looking statements involve risks and uncertainties and the Company's actual results could differ materially from the Company's expectations. In addition to those factors discussed in the foregoing, important factors that could cause such actual results to differ materially include, among others, dependence on the availability and functionality of local exchange carriers ’ networks as they relate to the unbundled network element platform, increased price competition for long distance and local services, failure of the marketing of the bundle of local and long distance services and long distance services under its direct marketing channels and its various marketing partners, failure to manage the nonpayment of amounts due the Company from its customers from bundled and long distance services, attrition in the number of end users, failure or difficulties in managing the Company's operations, including attracting and retaining qualified personnel, failure of the Company to be able to expand its active offering of local bundled services in a greater number of states, failure to provide timely and accurate billing information to customers, failure of the Company to manage its collection management systems and credit controls for customers, interruption in the Company's network and information systems, failure of the Company to provide adequate customer service, and changes in government policy, regulation and enforcement and/or adverse judicial or administrative interpretations and rulings relating to regulations and enforcement, including, but not limited to, the continued availability of the unbundled network element platform of the local exchange carriers network and unbundled network element pricing methodology.

For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the discussions contained in its Annual Report on Form 10-K for the year-ended December 31, 2002, filed March 31, 2003, quarterly report on Form 10-Q as filed August 13, 2003 and any subsequent filings. The Company undertakes no obligation to update its forward-looking statements.

--Financial Tables To Follow--

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TALK AMERICA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2003	2002	2003	2002

Sales	$99,929	$79,133	$281,520	$236,253

Costs and expenses:
Network and line costs	46,033	37,792	133,185	115,663
General and administrative expenses	14,994	11,958	41,652	40,166
Provision for doubtful accounts	3,444	2,190	8,561	8,998
Sales and marketing expenses	13,388	6,829	33,159	19,637
Depreciation and amortization	4,450	4,611	13,137	13,483

Total costs and expenses	82,309	63,380	229,694	197,947

Operating income	17,620	15,753	51,826	38,306

Other income (expense):
Interest income	42	299	337	482
Interest expense	(1,560)	(2,568)	(6,066)	(6,941)
Other income (expense), net	4	(106)	2,469	(922)

Income before provision for income taxes	16,106	13,378	48,566	30,925

Provision for income taxes (benefit)	(35,460)	--	(22,801)	--

Net income	$51,566	$13,378	$71,367	$30,925

Income per share – Basic:
Net income per share	$1.96	$0.49	$2.71	$1.14

Weighted average common shares outstanding	26,367	27,243	26,325	27,217

Income per share – Diluted:
Net income per share	$1.74	$0.42	$2.45	$1.00

Weighted average common and common equivalent shares outstanding	29,761	32,091	29,344	30,975

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TALK AMERICA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except for share and per share data)

	September 30, 2003	December 31, 2002

Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$35,132	$33,588
Accounts receivable, trade (net of allowance for uncollectible accounts of $9,483 and $7,821 at September 30, 2003 and December 31, 2002, respectively)	36,777	27,843
Deferred income taxes	20,703	17,500
Prepaid expenses and other current assets	2,932	2,330

Total current assets	95,544	81,261

Property and equipment, net	65,860	66,915
Goodwill	19,503	19,503
Intangibles, net	5,245	7,379
Deferred income taxes	44,112	4,800
Other assets	7,488	7,653

	$237,752	$187,511

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$32,959	$30,588
Sales, use and excise taxes	13,803	11,439
Deferred revenue	9,797	6,480
Current portion of long-term debt	42	61
Accrued compensation	7,913	5,609
Other current liabilities	5,239	9,013

Total current liabilities	69,753	63,190

Long-term debt:
8% Secured convertible notes due 2006	12,452	30,150
12% Senior subordinated notes due 2007	42,520	65,970
8% Convertible senior subordinated notes due 2007 (includes future accrued interest of $1,020 and $1,216 at September 30, 2003 and December 31, 2002, respectively)	3,843	4,038
5% Convertible subordinated notes due 2004	670	670
Other long-term debt	--	27

Total long-term debt	59,485	100,855

Deferred income taxes	17,238	--

Commitments and contingencies

Stockholders' equity:
Preferred stock - $.01 par value, 5,000,000 shares authorized; no shares outstanding	--	--
Common stock - $.01 par value, 100,000,000 shares authorized; 26,406,864 and 27,469,593 shares issued and outstanding at September 30, 2003 and December 31, 2002, respectively	277	275
Treasury stock - $.01 par value, 1,315,789 shares at September 30, 2003	(5,000)	--
Additional paid-in capital	353,433	351,992
Accumulated deficit	(257,434)	(328,801)

Total stockholders' equity	91,276	23,466

	$237,752	$187,511

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TALK AMERICA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,

	2003	2002

Cash flows from operating activities:
Net income	$71,367	$30,925
Reconciliation of net income to net cash provided by (used in) operating activities:
Provision for doubtful accounts	8,561	8,998
Depreciation and amortization	13,136	13,483
Gain on legal settlement	--	(1,681)
Loss on sale and retirement of assets	16	205
Deferred income taxes	(24,224)	--
Other non-cash charges (benefits)	(2,671)	1,091
Changes in assets and liabilities:
Accounts receivable, trade	(17,496)	(5,979)
Prepaid expenses and other current assets	(634)	393
Other assets	1,439	1,622
Accounts payable and accrued expenses	4,677	(13,335)
Deferred revenue	3,317	(3,713)
Sales, use and excise taxes	2,363	2,139
Other liabilities	(4,135)	1,008

Net cash provided by operating activities	55,716	35,156

Cash flows from investing activities:
Capital expenditures	(9,166)	(3,011)
Capitalized software development costs	(2,038)	(1,753)
Acquisition of intangibles	--	(50)

Net cash used in investing activities	(11,204)	(4,814)

Cash flows from financing activities:
Payments of borrowings	(38,718)	(4,170)
Acquisition of convertible debt and senior notes	--	(6,279)
Payment of capital lease obligations	--	(1,022)
Proceeds from exercise of stock options and warrants	750	96
Repurchase of common stock	(5,000)	--

Net cash used in financing activities	(42,968)	(11,375)

Net increase (decrease) in cash and cash equivalents	1,544	18,967
Cash and cash equivalents, beginning of period	33,588	22,100

Cash and cash equivalents, end of period	$35,132	$41,067

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SOURCE: Talk America Holdings, Inc.

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Contact Info:
David G. Zahka
Talk America
Chief Financial Officer
215-862-6849
dzahka@talk.com

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